UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2009

VWR Funding, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-124100	56-2445503
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1310 Goshen Parkway P.O. Box 2656 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 431-1700

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2009, the Boards of VWR Funding, Inc. (“VWR Funding”) and its direct, wholly owned subsidiary, VWR International, LLC (“VWR International,” and together with VWR Funding, the “Companies”), elected Gregory L. Cowan, the Companies’ current Vice President and Corporate Controller, to become the Companies’ Senior Vice President and Chief Financial Officer, effective June 26, 2009. VWR Funding previously reported Jack L. Wyszomierski’s expected retirement as the Companies’ Executive Vice President and Chief Financial Officer and that, effective upon Mr. Wyszomierski’s retirement, Mr. Cowan would become the Companies’ Senior Vice President and Chief Financial Officer. Mr. Cowan will be VWR Funding’s Principal Financial Officer.

In connection with his promotion to Senior Vice President and Chief Financial Officer, Mr. Cowan’s annualized base salary has been increased from $309,008 to $400,000, and his target cash bonus percentage (expressed as a percentage of base salary paid for 2009) for purposes of determining his cash incentive award under the VWR International 2009 Management Incentive Plan has been increased from 60% to 75%.

The biographical information required under Item 401(b), (d) and (e) of Regulation S-K and the information required under Item 404(a) of Regulation S-K is included in Items 10 and 13 of VWR Funding’s Annual Report on Form 10-K for the year ended December 31, 2008 on file with the Securities and Exchange Commission (the “SEC”). This information on file with the SEC is incorporated into this Form 8-K by reference. Other than the changes to his base salary and target cash bonus percentage described above, there are no material changes to Mr. Cowan’s compensation arrangements as a result of his promotion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.

Date: June 26, 2009

By:  /s/ George Van Kula
       Name: George Van Kula
       Title:   Senior Vice President, General Counsel
                   and Secretary